Exhibit 99.1

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces Second Quarter 2025 Financial Results

EWING, N.J. – July 31, 2025 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the second quarter ended June 30, 2025.

“We are pleased to report record financial performance in the second quarter. Reflecting our strong execution and current outlook for the year, we are raising the low end of our 2025 revenue guidance range, which we now project to be $650 million to $700 million,” said Brian Millard, Chief Financial Officer and Treasurer of Universal Display Corporation. “We believe the OLED industry is entering a dynamic new phase of expansion, driven by increasing demand in the nascent OLED IT market—including tablets, laptops, and monitors. As OLED adoption broadens across consumer electronics and automotive applications, we believe we are well-positioned to be a key enabler in this next wave of growth.”

Financial Highlights for the Second Quarter of 2025

•
Total revenue in the second quarter of 2025 was $171.8 million as compared to $158.5 million in the second quarter of 2024.
•
Revenue from material sales was $88.7 million in the second quarter of 2025 as compared to $95.4 million in the second quarter of 2024. The decrease in material sales was primarily due to changes in customer mix and lower unit material volume for our emitter materials.
•
Revenue from royalty and license fees was $75.7 million in the second quarter of 2025 as compared to $59.6 million in the second quarter of 2024. The increase in royalty and license fees was primarily the result of changes in customer mix, partially offset by lower unit material volume.
•
Cost of material sales was $34.2 million in the second quarter of 2025 as compared to $35.5 million in the second quarter of 2024.
•
Total gross margin was 77% in the second quarter of 2025 as compared to 76% in the second quarter of 2024.
•
Operating income was $68.5 million in the second quarter of 2025 as compared to $56.4 million in the second quarter of 2024.
•
The effective income tax rate was 19.8% in the second quarter of 2025 as compared to 19.3% in the second quarter of 2024.
•
Net income was $67.3 million or $1.41 per diluted share in the second quarter of 2025 as compared to $52.3 million or $1.10 per diluted share in the second quarter of 2024.

Revenue Comparison

($ in thousands)	Three Months Ended June 30,
	2025	2024
Material sales	$88,650	$95,442
Royalty and license fees	75,667	59,551
Contract research services	7,477	3,512
Total revenue	$171,794	$158,505

Cost of Materials Comparison

($ in thousands)	Three Months Ended June 30,
	2025	2024
Material sales	$88,650	$95,442
Cost of material sales	34,154	35,491
Gross margin on material sales	54,496	59,951
Gross margin as a % of material sales	61%	63%

Financial Highlights for the First Half of 2025

•
Total revenue in the first half of 2025 was $338.1 million as compared to $323.8 million in the first half of 2024.
•
Revenue from material sales was $174.8 million in the first half of 2025 as compared to $188.7 million in the first half of 2024. The decrease in material sales was primarily due to lower unit material volume for our emitter materials and changes in customer mix.
•
Revenue from royalty and license fees was $149.2 million in the first half of 2025 as compared to $127.8 million in the first half of 2024. The increase in royalty and license fees was primarily the result of changes in customer mix, partially offset by lower unit material volume.
•
Cost of material sales was $68.1 million in the first half of 2025 as compared to $69.6 million in the first half of 2024.
•
Total gross margin was 77% in the first half of both 2025 and 2024.
•
Operating income was $138.2 million in the first half of 2025 as compared to $119.3 million in the first half of 2024.
•
The effective income tax rate was 19.7% in the first half of 2025 as compared to 19.3% in the first half of 2024.
•
Net income was $131.7 million or $2.76 per diluted share in the first half of 2025 as compared to $109.2 million or $2.29 per diluted share in the first half of 2024.

Revenue Comparison

($ in thousands)	Six Months Ended June 30,
	2025	2024
Material sales	$174,805	$188,726
Royalty and license fees	149,236	127,819
Contract research services	14,030	7,219
Total revenue	$338,071	$323,764

Cost of Materials Comparison

($ in thousands)	Six Months Ended June 30,
	2025	2024
Material sales	$174,805	$188,726
Cost of material sales	68,103	69,587
Gross margin on material sales	106,702	119,139
Gross margin as a % of material sales	61%	63%

Revised 2025 Guidance

While the evolving macroeconomic environment this year creates continued uncertainty, the Company has increased the lower end of its previous revenue guidance and believes that 2025 revenue will be in the range of $650 million to $700 million.

Dividend

The Company also announced a third quarter cash dividend of $0.45 per share on the Company’s common stock. The dividend is payable on September 30, 2025 to all shareholders of record as of the close of business on September 16, 2025.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, July 31, 2025 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 6,500 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other Company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$95,804	$98,980
Short-term investments	429,404	393,690
Accounts receivable	147,043	113,648
Inventory	208,199	182,938
Other current assets	130,352	110,575
Total current assets	1,010,802	899,831
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $174,863 and $169,877	205,131	195,239
ACQUIRED TECHNOLOGY, net of accumulated amortization of $212,007 and $203,621	65,168	73,554
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $12,550 and $11,842	4,738	5,446
GOODWILL	15,535	15,535
INVESTMENTS	432,368	457,593
DEFERRED INCOME TAXES	82,909	78,320
OTHER ASSETS	115,047	106,815
TOTAL ASSETS	$1,931,698	$1,832,333
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$38,467	$36,590
Accrued expenses	44,082	46,026
Deferred revenue	36,005	33,074
Other current liabilities	7,001	9,720
Total current liabilities	125,555	125,410
DEFERRED REVENUE	2,224	537
RETIREMENT PLAN BENEFIT LIABILITY	55,285	54,450
OTHER LIABILITIES	34,022	35,411
Total liabilities	217,086	215,808
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,899,719 and 48,834,541 shares issued, and 47,534,071 and 47,468,893 shares outstanding, at June 30, 2025 and December 31, 2024, respectively	489	488
Additional paid-in capital	732,068	723,719
Retained earnings	1,023,184	934,655
Accumulated other comprehensive income (loss)	153	(1,055)
Treasury stock, at cost (1,365,648 shares at June 30, 2025 and December 31, 2024)	(41,284)	(41,284)
Total shareholders’ equity	1,714,612	1,616,525
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,931,698	$1,832,333

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
REVENUE:
Material sales	$88,650	$95,442	$174,805	$188,726
Royalty and license fees	75,667	59,551	149,236	127,819
Contract research services	7,477	3,512	14,030	7,219
Total revenue	171,794	158,505	338,071	323,764
COST OF SALES	39,203	38,328	77,337	75,297
Gross margin	132,591	120,177	260,734	248,467
OPERATING EXPENSES:
Research and development	36,358	36,826	71,258	74,811
Selling, general and administrative	20,440	19,841	37,454	39,093
Amortization of acquired technology and other intangible assets	4,548	4,549	9,093	9,097
Patent costs	2,588	2,401	4,494	4,383
Royalty and license expense	117	123	231	1,774
Total operating expenses	64,051	63,740	122,530	129,158
OPERATING INCOME	68,540	56,437	138,204	119,309
Interest income, net	9,763	9,913	19,837	19,481
Other income (loss), net	5,575	(1,460)	5,953	(3,403)
Interest and other income (loss), net	15,338	8,453	25,790	16,078
INCOME BEFORE INCOME TAXES	83,878	64,890	163,994	135,387
INCOME TAX EXPENSE	(16,614)	(12,553)	(32,286)	(26,197)
NET INCOME	$67,264	$52,337	$131,708	$109,190
NET INCOME PER COMMON SHARE:
BASIC	$1.41	$1.10	$2.77	$2.29
DILUTED	$1.41	$1.10	$2.76	$2.29
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,593,660	47,549,843	47,580,549	47,553,969
DILUTED	47,674,886	47,628,113	47,684,351	47,628,470
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.45	$0.40	$0.90	$0.80

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$131,708	$109,190
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,402	13,092
Amortization of intangibles	9,093	9,097
Amortization of premium and discount on investments, net	(2,496)	(4,276)
Stock-based compensation	16,419	18,523
Deferred income tax benefit	(4,592)	(7,402)
Retirement plan expense, net of benefit payments	847	962
Decrease (increase) in assets:
Accounts receivable	(33,395)	15,464
Inventory	(25,261)	3,952
Other current assets	(19,777)	(45,364)
Other assets	(8,232)	6,444
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	4,632	12,367
Other current liabilities	(3,153)	(2,141)
Deferred revenue	4,618	10,797
Other liabilities	(1,315)	(1,536)
Net cash provided by operating activities	82,498	139,169
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(27,536)	(16,334)
Purchases of investments	(191,951)	(174,757)
Proceeds from sale and maturity of investments	185,000	97,620
Net cash used in investing activities	(34,487)	(93,471)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,074	1,187
Payment of withholding taxes related to stock-based compensation to employees	(9,442)	(7,329)
Cash dividends paid	(42,819)	(38,685)
Net cash used in financing activities	(51,187)	(44,827)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,176)	871
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	98,980	91,985
CASH AND CASH EQUIVALENTS, END OF PERIOD	$95,804	$92,856
SUPPLEMENTAL DISCLOSURES:
Unrealized gain (loss) on available-for-sale securities	$1,001	$(2,976)
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	4,242	(7,082)
Cash paid for income taxes, net of refunds	45,616	47,263